Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	Investment Community	News Media

	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE TO INVEST IN THE M RESORT
     Las Vegas, April 26, 2007 — MGM MIRAGE (NYSE: MGM) announced today that it will invest in The M Resort, an 80-acre mixed-use development, currently being developed by Anthony A. Marnell III. The project is located on the southeast corner of Las Vegas Boulevard and St. Rose Parkway, approximately 10 miles south of Bellagio.
     The M Resort will be developed in multiple phases, with the first phase located on approximately 40 acres consisting of an Italian contemporary designed resort, spa and casino. The development integrates a customized collection of amenities including an outdoor canyon pool and entertainment venue, oversized guest rooms, panoramic suites, a top-of-the-tower ultra lounge and a state-of-the-art convention center.
     “MGM MIRAGE is pleased to be a part of this unique resort and real estate development,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “We share in Anthony’s vision and are very impressed with the experienced management team he has assembled. The M Resort is destined to become the premier project on the South Strip.”
     MGM MIRAGE has committed, subject to certain conditions, to finance $160 million of The M Resort in the form of a subordinated convertible note. The note matures eight years from its effective date and contains certain optional and mandatory redemption provisions. MGM MIRAGE has the right to convert such note into a 50% equity interest in The M Resort after eighteen months of the note’s issuance if not repaid.
     “To have the dedication and commitment of one of the world’s most respected gaming resort companies with us is a huge validation of the location, design and master plan of The M Resort,” said Anthony A. Marnell III. “The financial strength, quality, creativity and experience that this relationship creates will be unmatched on the South Strip.”
     The first phase of the development program will consist of approximately 400 rooms and suites, a 100,000 square foot casino, various culinary experiences in multiple venues and settings, a 70,000 square foot events center capable of hosting events for up to 1,000 guests, a luxurious resort spa as well as various entertainment elements. The estimated cost of this first phase is $700 million, excluding land.
     Site work on the project has already begun. Construction work is scheduled to begin over the upcoming weeks and The M Resort is anticipated to debut in mid-2009. Future phases are being designed to include mixed-use development on the remaining 40 acres.
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MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

About MGM MIRAGE:
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
About Anthony A. Marnell III:
     Anthony A. Marnell III founded M Resorts along with Raymond J. Shapiro in 2005. Mr. Marnell is the Chairman, Chief Executive Officer and majority owner of M Resorts. Mr. Marnell has retained the services of Marnell Architecture and Marnell Corrao Associates to design and construct The M Resort. These firms have performed design and construction work on such properties as Bellagio, The Mirage, Treasure Island, New York-New York, Borgata and many others.
     Presently, Anthony A. Marnell III has partnered with Sher Gaming to own and operate the Saddle West Hotel and Casino in Pahrump, NV, and has entered into a purchase agreement to buy the Colorado Belle and Edgewater hotel and casinos in Laughlin, NV which is scheduled to close during the second quarter, subject to regulatory approvals.
Forward Looking and Safe Harbor Statements:
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM